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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*
    Posner                     Barbara                   L.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
    15            Fela           Street
--------------------------------------------------------------------------------
                                    (Street)
    Old Bridge                NJ                  08857
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
--------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)
     3/31/99
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     ###-##-####
--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol
     EA Engineering, Science, and Technology, Inc.  (EACO)
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer (Check all applicable) [_] Director [_] 10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
 Senior Vice President, Chief Financial Officer and Chief Operating Officer
--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line) [X] Form Filed by One Reporting Person [_] Form Filed by More than One Reporting Person
================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                             7,288                       D
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (Over)
(Form 3-07/98)

FORM 3 (continued)           Posner, Barbara L.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
 Purchase Option         4/2/98(a)    4/1/2007      Common Stock           10,000(b)     $1.875         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
 Purchase Option         1/14/99(c)   1/13/2008     Common Stock           25,000(b)      2.205         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
 Purchase Option         3/31/2000(d) 3/30/2009     Common Stock           65,000(b)      1.125         D
------------------------------------------------------------------------------------------------------------------------------------
(a) This option becomes exercisable in three equal installments commencing April
2, 1998.  (b) Exempt grant  pursuant to Rule  16b-3(d).  (c) This option becomes exercisable in three equal  installments  commencing  January 14, 1999. (d) This option becomes  exercisable  in three equal  installments  commencing  March 31,
2000.

====================================================================================================================================

Explanation of Responses:


     /s/  Barbara L. Posner                                      4/8/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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